                                                                    EXHIBIT 10.1

                            FINLAY ENTERPRISES, INC.

                              2004 CASH BONUS PLAN

                             ARTICLE 1--DEFINITIONS

         The following terms have the meanings indicated unless a different meaning is clearly required by the context:

         1.1 "Board of Directors" means the Board of Directors of the
Corporation.

         1.2 "Code" means the Internal Revenue Code of 1986, as amended.

         1.3 "Committee" means the Compensation Committee of the Board of
Directors or a subcommittee thereof. The Committee at all times shall be composed of at least two directors of Finlay Enterprises, Inc., each of whom shall be "outside directors" within the meaning of Section 162(m) of the Code.

         1.4 "Corporation" means Finlay Enterprises, Inc. and its and their subsidiaries.

         1.5 "Executive Officer" has the meaning set forth in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended.

         1.6 "Participant" means an individual who participates in the Plan pursuant to Section 3.1

         1.7 "Plan" means the Finlay Enterprises, Inc. 2004 Cash Bonus Plan, as amended from time to time.

                               ARTICLE 2--PURPOSE

         The purpose of the Plan is to provide annual incentives to certain senior executive officers in a manner designed to reinforce the Corporation's performance goals; to link a significant portion of participants' compensation to the achievement of such goals; and to continue to attract, motivate and retain key executives on a competitive basis, while seeking to preserve for the benefit, to the extent practicable, a tax deduction by the Corporation for payments of incentive compensation to such executives through payment of qualified "performance-based" compensation within the meaning of Section
162(m)(4)(C) of the Code.

                           ARTICLE 3--PARTICIPATION

         3.1 Participants in the Plan are those Executive Officers who are designated by the Committee to participate in the Plan from time to time.

                          ARTICLE 4--PERFORMANCE GOALS

         4.1 With respect to the Corporation's fiscal year ending January 29,
2005, the Committee may grant an award under the Plan for any portion of the period beginning August 1, 2004, and ending January 29, 2005 and, on or before the expiration of the first 25% of the performance period, shall set one or more objective performance goals for each Participant for such performance period.
Prior to the ninety-first (91st) day of each subsequent fiscal year of the
Corporation, but no later than the expiration of the first 25% of any performance period of less than one year, the Committee shall set one or more objective performance goals for each Participant for such year or period, as the case may be. Such goals shall be expressed in terms of the attainment of specified levels of one or any variation or combination of the following:
revenues, net revenues, cost reductions and savings, operating income, income before taxes, net income, adjusted net income, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings per share, adjusted earnings per share, operating margins, stock price, working capital measures, return on assets, return on revenues or productivity, return on equity, return on invested capital, cash flow measures, market share, stockholder return or economic value added. In addition, the Committee may establish, as an additional performance measure, the attainment by a participant in the Cash Bonus Plan of one or more personal objectives and/or goals that the Committee deems appropriate, including but not limited to implementation of Corporation policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans for the Corporation, or the exercise of specific areas of managerial responsibility. Each goal may be expressed on an absolute and/or relative basis, may include comparisons with past performance of the Corporation
(including one or more divisions thereof, if any) and/or the current or past performance of other companies.

         4.2 Except as otherwise provided herein, the measures used in performance goals set under the Plan shall be determined in accordance with generally accepted accounting principles ("GAAP") and in a manner consistent with the methods used in the Corporation's Annual Reports on Form 10-K and
Quarterly Reports on Form 10-Q, without regard, however, to any of the following unless otherwise determined by the Committee consistent with the requirements of
Section 162(m)(4)(C) of the Code and the regulations thereunder:

            (a) all items of gain, loss or expense for the fiscal year that are related to special, unusual or non-recurring items, events or circumstances affecting the Corporation or the financial statements of the Corporation;

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            (b) all items of gain, loss or expense for the fiscal year that are related to (i) the disposal of a business or discontinued operations or (ii) the operations of any business acquired by the Corporation during the fiscal year;
and

            (c) all items of gain, loss or expense for the fiscal year that are related to changes in accounting principles or to changes in applicable law or regulations.

         4.3 To the extent any objective performance goals are expressed using any earnings or revenue-based measures that require deviations from GAAP, such deviations shall be at the discretion of the Committee.

         The Committee will not have discretion to increase bonus amounts over the level determined by application of the performance goal formula(s) and will be required to certify that the performance goals underlying the bonus payments have been satisfied.

                             ARTICLE 5--BONUS AWARDS

         5.1 At the time that annual performance goals are set for Participants, the Committee shall establish a maximum award opportunity for each Participant for the performance year or any period of less than one year. The maximum award opportunity shall be related to the Participant's base salary at the start of the performance year or such other period by a formula that takes account of the degree of achievement of the goals set for the Participant.

         5.2 The maximum award paid to a Participant in respect of a particular fiscal year shall in no event exceed $2 million.

         5.3 Bonuses determined under the Plan shall be paid to Participants in cash at such time as bonuses are generally paid to other Executive Officers;
provided, however, that no such payment shall be made until the Committee has certified (in the manner prescribed under applicable regulations under Section
162(m) of the Code) that the performance goals and any other material terms related to the award were in fact satisfied; and provided further that the timing of any such payment may be deferred pursuant to an agreement between the
Corporation and a Participant.

         5.4 In the event of the death of a Participant after the end of a fiscal year and prior to any payment otherwise required pursuant to Section 5.3 hereof, such payment shall be made to the designated beneficiary of the
Participant or, if no beneficiary shall have been designated, the representative of the Participant's estate.

         5.5 The Committee shall have the absolute discretion to determine amounts payable under the Plan in the event of the death, disability, retirement or other termination of employment of a Participant

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during a fiscal year, subject to the terms of any bonus arrangements agreed to by the Corporation and the Participant pursuant to a written agreement or otherwise.

         5.6 The right of a Participant or of any other person to any payment under the Plan shall not be assigned, transferred, pledged or encumbered in any manner, and any attempted assignment, transfer, pledge or encumbrance shall be null and void and of no force or effect.

                      ARTICLE 6--ADMINISTRATIVE PROVISIONS

         6.1 The Plan shall be administered by the Committee. The Committee shall have full, exclusive and final authority in all determinations and decisions affecting the Plan and Participants, including sole authority to interpret and construe any provision of the Plan, to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate under the circumstances, and to make any other determination it deems necessary or appropriate for the administration of the Plan. Decisions of the Committee shall be final and conclusive, and binding on all parties. All expenses of the
Plan shall be borne by the Corporation.

         6.2 No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Corporation shall indemnify and hold harmless each member of the Committee and each other director or employee of the Corporation or its affiliates to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees, which fees shall be paid as incurred) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of or in connection with any action, omission or determination relating to the Plan, unless, in each case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Corporation.

                            ARTICLE 7--MISCELLANEOUS

         7.1 The Plan was adopted by the Board of Directors on July 30, 2004, subject to stockholder approval, and will be effective commencing with bonuses payable in respect of the Corporation's fiscal year ending January 29, 2005. If the Plan is not approved by the Corporation's stockholders at their special meeting scheduled to be held in September 2004, no bonus will be payable hereunder in respect of any fiscal year.

         7.2 The Board of Directors may at any time amend the Plan in any fashion or terminate or suspend the Plan, provided that (a) no amendment shall be made which would cause bonuses payable under the Plan to fail to qualify for the exemption from the limitations of Section 162(m) of the Code provided in
Section 162(m)(4)(C) of the Code and (b) no such action shall adversely affect a
Participant's rights under the Plan with respect to bonus arrangements agreed to by the Corporation and the

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Participant, pursuant to a written agreement or otherwise, before the date of such action, without the consent of the Participant.

         7.3 The Plan shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made, and to be wholly performed, within such State, without regard to principles of choice of laws.

         7.4 All amounts required to be paid under the Plan shall be subject to any required Federal, state, local and other applicable withholdings or deductions.

         7.5 Nothing contained in the Plan shall confer upon any Participant or any other person any right with respect to the continuation of employment by the
Corporation or interfere in any way with the right of the Corporation at any time to terminate such employment or to increase or decrease the compensation payable to the Participant from the rate in effect at the commencement of a fiscal year or to otherwise modify the terms of such Participant's employment.
No person shall have any claim or right to participate in or receive any award under the Plan for any particular fiscal year or any part thereof.

         7.6 The Corporation's obligation to pay a Participant any amounts under the Plan shall be subject to setoff, counterclaim or recoupment of amounts owed by a Participant to the Corporation.

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